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[LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]

                                                                    EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Titan Exploration, Inc.

      We consent to the use of our audit report dated March 12, 1997 on the consolidated financial statements of Titan Exploration, Inc. and subsidiaries as of December 31, 1995 and 1996, for the period from March 31, 1995 (date of inception) through December 31, 1995, and for the year ended December 31, 1996, our audit report on the 1995 Acquisition for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995, and our audit report on the 1996 Acquisition for the years ended December 31, 1993, 1994 and 1995 each included herein and to the reference to our firm under the heading "Experts" in the Prospectus.



                                        KPMG PEAT MARWICK LLP

Midland, Texas
November 14, 1997